Exhibit 4.1(c)

AVIS BUDGET CAR RENTAL, LLC

and

AVIS BUDGET FINANCE, INC.,

as Issuers,

The GUARANTORS from time to time parties hereto

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Trustee

SECOND SUPPLEMENTAL INDENTURE

DATED as of JANUARY 28, 2009

TO THE INDENTURE

DATED as of APRIL 19, 2006,

AS SUPPLEMENTED BY

THE FIRST SUPPLEMENTAL INDENTURE

DATED as of FEBRUARY 8, 2007

FLOATING RATE SENIOR NOTES DUE 2014

7.625% SENIOR NOTES DUE 2014

7.75% SENIOR NOTES DUE 2016

SECOND SUPPLEMENTAL INDENTURE, dated as of January 28, 2009 (this “Second Supplemental Indenture”), by and among Avis Budget Car Rental, LLC, a Delaware limited liability company (the “Company”), Avis Budget Finance, Inc., a Delaware corporation (together with the Company and their respective successors, the “Issuers”), Wizard Services, Inc., a Delaware corporation (“Wizard”), PR Holdco, Inc., a Delaware corporation (“PR Holdco”), Runabout, LLC, a Delaware limited liability company (“Runabout” and, together with Wizard and PR Holdco, the “New Subsidiary Guarantors”), each other Guarantor under the Indenture referred to below (together, the “Existing Guarantors”), and The Bank of Nova Scotia Trust Company of New York, as trustee (“the Trustee”) under the Indenture referred to below.

WITNESSETH:

WHEREAS, the Issuers, the Existing Guarantors and the Trustee have heretofore become parties to the Indenture, dated as of April 19, 2006 (the “Base Indenture”), as supplemented by a First Supplemental Indenture, dated as of February 8, 2007 (so supplemented and as may be further amended, supplemented, waived or otherwise modified to the date hereof, the “Indenture”), providing for the issuance of Floating Rate Senior Notes due 2014, 7.625% Senior Notes due 2014 and 7.75% Senior Notes due 2016 of the Issuers (collectively, the “Notes”);

WHEREAS, Sections 414 and 1308 of the Indenture provide that the Company is required to cause each Domestic Subsidiary that guarantees the Company’s obligations under the Senior Credit Facility to execute and deliver to the Trustee a supplemental indenture to the Indenture with respect to the Notes pursuant to which each such Domestic Subsidiary shall guarantee the Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Subsidiary Guarantor has guaranteed the Company’s obligations under the Senior Credit Facility and now desires to enter into a supplemental indenture in order to provide a Subsidiary Guarantee for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of each New Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder which each New Subsidiary Guarantor has guaranteed, and on each New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior Credit Facility;

WHEREAS, all conditions and requirements necessary to make this Second Supplemental Indenture a valid and binding agreement have been duly performed and complied with; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Second Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Subsidiary Guarantor, the Issuers, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of all Holders of the Notes as follows:

1. Defined Terms. Terms used but not defined in this Second Supplemental Indenture shall have the meanings ascribed to them in the Base Indenture. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. Each New Subsidiary Guarantor hereby agrees, jointly and severally with all other Subsidiary Guarantors and irrevocably, fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.

3. Termination, Release and Discharge. Each New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each New Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4. Parties. Nothing in this Second Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of any New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Trustee. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this Second Supplemental Indenture. The Trustee makes no representation or warranty as to the validity or sufficiency of this Second Supplemental Indenture or as to the accuracy of the recitals to this Second Supplemental Indenture.

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8. Successors. All covenants and agreements in this Second Supplemental Indenture by the Issuers, the Existing Guarantors, each New Subsidiary Guarantor and the Trustee shall bind their respective successors, whether so expressed or not.

9. Severability. In case any provisions in this Second Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10. Counterparts. The parties hereto may sign one or more copies of this Second Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

11. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

AVIS BUDGET CAR RENTAL, LLC
AVIS BUDGET FINANCE, INC.
AVIS BUDGET GROUP, INC.
AVIS BUDGET HOLDINGS, LLC
AVIS ASIA AND PACIFIC, LIMITED
AVIS CAR RENTAL GROUP, LLC
AVIS CARIBBEAN, LIMITED
AVIS ENTERPRISES, INC.
AVIS GROUP HOLDINGS, LLC
AVIS INTERNATIONAL, LTD.
AVIS LEASING CORPORATION
AVIS RENT A CAR SYSTEM, LLC
PF CLAIMS MANAGEMENT, LTD.
WIZARD CO., INC.
AB CAR RENTAL SERVICES, INC.
ARACS LLC
AVIS OPERATIONS, LLC
WIZARD SERVICES, INC.
PR HOLDCO, INC.

By	/s/ Rochelle Tarlowe
Name:	Rochelle Tarlowe
Title:	Vice President and Treasurer

BGI LEASING, INC.
BUDGET RENT A CAR SYSTEM, INC.
BUDGET TRUCK RENTAL LLC
RUNABOUT, LLC

By	/s/ David B. Wyshner
Name:	David B. Wyshner
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee

By	/s/ Warren Goshine
Authorized Officer